Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
ELATE GROUP, INC.

FIRST

The name of the corporation is Elate Group, Inc. (the “Corporation”).

SECOND

The address of the registered office of the Corporation in the State of Delaware is 19 Kris Court, Newark, DE 19702, County of New Castle.  The name of its registered agent at such address is Delaware Registered Agents & Incorporators, LLC.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000,000 shares of Common Stock having a par value of $0.0001 per share.

The holders of shares of Common Stock issued and outstanding shall be entitled to one vote per share with respect to all matters brought before the stockholders of the Corporation and all matters on which they are entitled to vote pursuant to the Delaware General Corporation Law.

FIFTH

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH

The name and mailing address of the sole incorporator is Nancy Nguyen 1000 Wilshire Blvd, Ste 1500, Los Angeles, CA 90017.

SEVENTH

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

EIGHTH

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH

The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

TENTH

The Corporation shall not be governed by the business combination statute set forth in Section 203 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

ELEVENTH

The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware.  All rights herein conferred are granted subject to this reservation.

I, the undersigned, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein are true, and accordingly have hereunto set my hand this 7th day of January, 2021.

/s/Nancy Nguyen
Nancy Nguyen, Sole Incorporator